Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
OM GROUP, INC.
     This Restated Certificate of Incorporation of OM Group, Inc. (the “Corporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. The Corporation was originally incorporated under the name Mooney Acquisition Corporation, and its Certificate of Incorporation was filed in the Office of the Secretary of State of Delaware on June 17, 1991. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
FIRST:	The name of the Corporation is:
OM Group, Inc.

SECOND:	(a)	The address of the registered office of the Corporation in Delaware is: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

	(b)	The name of the Corporation’s registered agent at the address of its registered office is:

Corporation Service Company
THIRD:	The purpose of the Corporation is to engage in, promote, and carry on any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:	(a)	The aggregate number of shares of stock which the Corporation shall have authority to issue is Ninety-Two Million (92,000,000) shares, consisting of

Two Million (2,000,000) shares of Preferred Stock with a par value of One Cent ($.01) per share and Ninety Million (90,000,000) shares of Common Stock with a par value of One Cent ($.01) per share.
(b)	The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock upon all matters presented to the Stockholders.

(c)	Shares of Preferred Stock may be issued from time to time in one or more series. Subject to any limitations prescribed by the laws of the State of Delaware, the Board of Directors is expressly authorized, prior to the issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the law of the State of Delaware, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock:
(i)	the distinctive designation of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) constituting such series;

(ii)	the rate and time at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

(iii)	the right, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(iv)	the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(v)	the voting powers, if any, of the holders of shares of such series which may, without limiting the generality of the foregoing, include (A) the general right to vote (or more or less than one vote) per share on every matter (including, without limitation, the election of directors) voted on by the stockholders without regard to class and (B) the limited right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock;

(vi)	the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount which the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(vii)	the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

(viii)	the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(ix)	any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of the Certificate of Incorporation or the law of the State of Delaware. All shares of Preferred Stock shall be identical and of equal rank except as to the particulars that may be fixed by the Board of Directors as provided above, and all shares of each series of Preferred Stock shall be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon shall be cumulative.
FIFTH:	The Board of Directors shall consist of one or more members, the number thereof to be fixed in the manner provided in the Bylaws.

SIXTH:	Except as otherwise provided in the Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors shall be authorized to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH:	The Corporation shall indemnify each of the individuals who may be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as it may be amended from time to time (Section 145), (i) in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145, and (ii) in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation shall promptly make or cause to be made any determination which Section 145 requires.

EIGHTH:	A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. This provision shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of Delaware is subsequently amended to further eliminate or limit the liability of a Director, then a Director of the Corporation, in addition to the circumstances in which a Director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of Delaware.

NINTH:	No action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law. The provisions of this Article NINTH may be amended, modified, superseded, or repealed by, and no amendment to the Certificate of Incorporation which is inconsistent herewith may be adopted, except with, the affirmative vote of the holders of record of shares entitling them to exercise at least 75% of the voting power of the Corporation on such proposal.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation is executed by the President of OM Group, Inc. and attested by the Secretary of OM Group, Inc. in accordance with Sections 245 of the General Corporation Law of the State of Delaware.
Dated: August 14, 2008

Attest:

Corporate Seal
/s/ Valerie Gentile Sachs	/s/ Joseph M. Scaminace
Valerie Gentile Sachs	Joseph M. Scaminace
Secretary	President